EXHIBIT 10.10

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                             KEY EMPLOYEE AGREEMENT

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To:  Albert J. Agbay, Jr.

     The undersigned, Dynasys Systems Corporation, a Delaware corporation (the "Company"), with its principal place of business located at One Research Drive, Westborough, Massachusetts 01581, hereby agrees with you as follows:

1.   Position and Responsibilities.

     1.1 You shall serve as President and Chief Executive Officer of the Company, (or in such other executive capacity as shall be designated by the
Board of Directors (the "Board") or Executive Committee of the Company and reasonably acceptable to you) and shall perform the duties customarily associated with such capacity from time to time and at such place or places as the Chairman of the Board or Executive Committee of the Company shall designate as appropriate and necessary in connection with such employment.

     1.2 You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You agree to perform such executive duties as may be assigned to you by or on authority of the Company's Chairman of the Board or Executive Committee from time to time. After receipt of notice of termination of your employment hereunder, you shall continue to be available to the Company on a part-time basis at reasonable and customary hourly rates to assist in any necessary transition with the understanding that such period of availability shall run conterminously with the one year period of non-competition set forth in Section 7.1.

     1.3 You will duly, punctually, and faithfully perform and observe any and all rules and regulations that the Company may now or shall hereafter reasonably establish governing your conduct as an employee and the conduct of its business.

     1.4 During the term of this Agreement, and after termination of this Agreement for so long as you shall hold not less than ten percent (10%) of the issued and outstanding voting stock of the Company, you shall have the right to designate one (1) member of the Board; and during the term of this Agreement, subject to the terms and conditions of the Stock Option Plan referred to below, you shall have the right to designate one (1) member of the Compensation Committee of the Board.

     1.5 Without limiting your authority described in this Agreement, during the term hereof, you shall have the right (i) to appoint senior executive officers of the Company, on such terms and conditions as are appropriate in your reasonable judgment and (ii) to retain outside legal counsel on behalf of the Company, in each case with the approval of Palomar, such approval not to be unreasonably withheld or delayed.

2.   Term of Employment

     2.1 The initial term of this Agreement shall be for the period of years set forth on Exhibit A annexed hereto. At the end of the first year of the initial term and each succeeding year, this Agreement shall be automatically renewed for successive periods of five (5) years. Your employment with the Company may be terminated as provided in Sections 2.2 or 2.3.

     2.2 The Company shall have the right to terminate your employment at any time under this Agreement prior to the stated term in any of the following ways:

     (a) on thirty (30) days prior written notice to you upon your death or disability (disability shall be defined as your inability to perform duties under this Agreement for an aggregate of ninety (90) days out of any one hundred eighty (180) day period due to mental or physical disability);

     (b) immediately without prior notice to you by the Company for Cause, as hereinafter defined, provided, however, that prior to any such termination for Cause, you have had a reasonable opportunity to be heard thereon;

     (c) immediately without prior notice to you or Cause, in the event of the liquidation or reorganization of the Company under the federal Bankruptcy Act or any state insolvency or bankruptcy law;

     (d) at any time without Cause, provided the Company shall be obligated to pay to you upon notice of termination, as severance pay, a lump sum amount equal to twelve (12) month's Base Salary (as set forth on Exhibit A attached hereto), less applicable taxes and other required withholdings and any amounts you may owe to the Company. If, however, a change in control of the Company should occur causing termination of your employment without Cause or if there is a substantial change in your duties as set forth herein which is at the direction of the Company's board of directors and not consented to by you, then you shall be entitled to receive as severance pay a lump sum amount equal to twelve (12) months' Base Salary, (as set forth on Exhibit A attached hereto), or an amount equal to the salary due to you under the terms of this contract at the time of termination, whichever is less. For purposes of this Agreement "Change of control" shall be deemed to be the sale of all or substantially all of the stock or assets of the Company or the merger of the Company with another entity where the other entity survives the merger. Palomar Medical Technologies, Inc., parent company of the Company, hereby agrees to guarantee payment of the severance pay described above in this Section 2.2(d).







     2.3 You shall have the right to terminate your employment hereunder (a) for any reason, upon not less than ninety (90) days' prior written notice to the Company or (b) in the event of a material change, without your consent, in your duties or responsibilities, upon not less than thirty (30) days' prior written notice to the Company. Any termination of your employment pursuant to clause (b) of the preceding sentence shall be deemed to be termination without Cause, and you shall have the rights set forth in subsection 2.2(d) above. For the purposes of this Section 2.3 a material change includes, but is not limited to, relocation of the Company's location at which you are employed to more than one hundred (100) miles from its present location.

     2.4 "Cause" for the purpose of Section 2 of this Agreement shall mean: (i) the falseness or material inaccuracy of any of your warranties or representations herein; (ii) your willful failure or refusal to comply with explicit directives of the Board of Directors or Executive Committee or to render the services required herein; (iii) fraud or embezzlement involving assets of the Company, its customers, suppliers or affiliates or other misappropriation of the Company's assets or funds; (iv) your conviction of a criminal felony offense; (v) the willful breach or habitual neglect of your obligations under this Agreement or your duties as an employee of the Company;
(vi) habitual use of drugs or insanity. The existence of Cause for termination of your employment by the Company shall be subject, upon the written election by you or the Company, to binding arbitration as provided in Section 9 hereof. The cost of arbitration, exclusive of the cost of each party's legal representation (which, except as hereinafter otherwise provided, shall be borne by the party incurring the expense), shall be borne by the instigating party; provided, however, that the arbitrators' award may require either party to reimburse the other for the reasonable cost of legal representation in the arbitration proceedings.

     Further, any dispute, controversy, or claim arising out of, in connection with or in relation to this definition of "Cause" shall be settled by arbitration as provided in Section 9 hereof. Any award or determination shall be final, binding, and conclusive upon the parties, and a judgment rendered may be entered in any court having jurisdiction thereof.

     2.5 If your employment is terminated because of your death, pursuant to subsection 2.2(a), all obligations of the Company hereunder cease, except with respect to amounts and obligations accrued to you through the last day of the month during which your death has occurred.

     If your employment is terminated by the Company for any other reason, pursuant to subsection 2.2(b), (c), or (d) above, all obligations of the Company (except with respect to amounts and obligations accrued to you prior to the date of termination) shall cease.

3.   Compensation

     You shall receive the compensation and benefits set forth on Exhibit A attached hereto ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to proprietary information and inventions of even date herewith attached hereto as Exhibit C between you and the Company (the "Confidential Information Agreement"). Such Compensation shall be subject to temporary or permanent reduction by the Board of Directors or Executive Committee if the Board or Committee shall determine in good faith that economic conditions so warrant.

4.   Other Activities During Employment.

     4.1 Except for any outside employments and directorships currently held by you as listed on Exhibit B attached hereto, and except with the prior written consent of a disinterested majority of the Company's Board of Directors, which consent will not be unreasonably withheld, you will not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

     4.2 You hereby agree that, except as disclosed on Exhibit B attached hereto, during your employment hereunder, you will not, directly or indirectly, engage (i) individually, (ii) as an officer, (iii) as a director, (iv) as an employee, (v) as a consultant, (vi) as an advisor, (vii) as an agent (whether a salesperson or otherwise), (viii) as a broker, or (ix) as a partner, covenantor, stockholder or other proprietor owning directly or indirectly more than five percent (5) interest in any firm, corporation, partnership, trust, association, or other organization which is engaged in the planning, research, development, production, manufacture, marketing, sales, or distribution of products, equipment, or services similar to those produced by the Company, its parent corporation Palomar Medical Technologies, Inc. ("Palomar") or any company owned or controlled by Palomar, (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on Exhibit B attached hereto, you hereby represent that you are not engaged in any of the foregoing capacities
(i) through (ix) in any Prohibited Enterprise.

5.   Former Employers.

     5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

     5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

6.   Proprietary Information and Inventions.

     You agree to execute, deliver and be bound by the provisions of the Confidential Information Agreement attached hereto as Exhibit C.

7.   Post-Employment Activities.

     7.1 For a period of one (1) year after the termination or expiration, for any reason, of your employment with the Company hereunder, absent the Board of Directors' prior written approval, you will not directly or indirectly engage in activities similar to those described in Section 4.2, nor render services similar or reasonably related to those which you shall have rendered hereunder to, any person or entity whether now existing or hereafter established which directly competes with (or proposes or plans to directly compete with) the Company ("Direct Competitor") in the same or similar business. Nor shall you entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of the Confidential Information Agreement or this Section 7. As used in this Agreement, the term "any line of business engaged in or under demonstrable development by the Company" shall be applied as at the date of termination of your employment, or, if later, as at the date of termination of any post-employment consultation.

     7.2 For a period of one (1) year after the termination of your employment with the Company, the provisions of Section 4.2 shall be applicable to you and you shall comply therewith.

     7.3 No provision of this Agreement shall be construed to preclude you from performing the same services which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company upon the expiration or termination of your employment (or any post-employment consultation) so long as you do not thereby violate any term of this Agreement or the Confidential Information Agreement.

8.   Remedies.

     Your obligations under the Confidential Information Agreement and the provisions of Sections 4.2, 7, 8, 9, and 11 of this Agreement (as modified by
Section 4, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidential Information Agreement or Section 4 or 7 hereof would be inadequate and you therefore agree that the





Company shall be entitled to such injunctive relief in case of any such breach or threatened breach.

9.   Arbitration

     Any dispute concerning this Agreement including, but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Boston, Massachusetts, in accordance with the expedited procedures of the commercial rules then in effect of the American Arbitration Association; provided, however, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. The parties shall have the right to be represented by counsel in any arbitration. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration (but not expenses of counsel, which shall be borne by each party) shall be borne equally between the parties thereto unless otherwise determined by such arbitration panel.

10.  Assignment.

     This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation or law or by a further written agreement by the parties hereto.

11.  Interpretation.

     IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT if any one or more of the provisions contained in this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

12.  Notices.

     Any notice which the Company is required to or may desire to give you shall be given by registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing with a copy to Joseph Caruso, Chief Financial Officer, Palomar Medical
Technologies, Inc., 66 Cherry Hill Drive, Beverly, Massachusetts 01915 and a copy to Stewart K. Hall, Esq., 24 Lee Street, Suite B-5, Marblehead, Massachusetts 01945.

13.  Waivers.

     No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

14.  Complete Agreement; Amendments.

     The foregoing, including Exhibits A, B, C, D and E attached hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. This Agreement may be amended or modified or certain provisions waived only by a written instrument signed by the parties hereto, upon authorization of the Company's Board of Directors.

15.  Headings.

     The headings of the Sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

16.  Counterparts.

     This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

17.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

18.  Certain Covenants of Palomar.









     All costs and expenses in connection with the organization of the Company and the negotiation and preparation of this Agreement, the employment agreements of Michael Paciello, James Lucivero and Victor Melfa, the Stock Option Plan, the assumption of the Swan Note and the transactions contemplated hereby, in an amount reasonably acceptable to Palomar, shall be borne by Palomar.









     If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Confidential Information Agreement, whereupon both agreements shall become binding in accordance with their terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

                                    Very truly yours,

                                    DYNASYS SYSTEMS CORPORATION



                                    By:     /s/ Steven Georgiev
                                       --------------------------------
                                          Steven Georgiev
                                          Chairman of the Board of Directors

Accepted and Agreed:



 /s/ Albert J. Agbay, Jr.
-----------------------------------------
Albert J. Agbay, Jr.



Agreed, in regard to the guarantee set forth in subsection 2.2(d) and the covenants set forth in Section 18:


                                    Palomar Medical Technologies, Inc.



                                    By: /s/ Steven Georgiev
                                       ----------------------------------
                                    Title:   Chairman & CEO
                                          -------------------------------






                                                                       EXHIBIT A



                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS

                                       OF

                              Albert J. Agbay, Jr.


1.       Term.

         The term of the Agreement to which this Exhibit A is annexed and incorporated shall be for five (5) years, renewing automatically each year pursuant to Section 2.1 of the Agreement, commencing April ______, 1995, unless terminated prior thereto in accordance with Section 2.2 or 2.3 of the Agreement.

2.       Compensation.

     (a) Base Salary. Your initial Base Salary shall be Two Hundred Thousand ($200,000) per annum, during the term of the Agreement, to be paid in accordance with the Company's payroll policies and to be subject to increases or deceases thereafter as determined in good faith by the Company's Board of Directors or Executive Committee.

     (b) Bonus. Not less than $25,000 annually, paid calendar quarterly in arrears, thirty days after the close of the previous calendar quarter based on revenue and profit goals as set forth below in Schedule I. All future annual bonus goals are to be determined in good faith by the Board of Directors.

3.       Vacation.

         You shall be paid for and entitled to all legal and religious holidays, and three (3) weeks paid vacation per annum. You shall arrange for vacations in advance at such time or times as shall be mutually agreeable to you and the Company. Any vacation time not used in any particular year may be carried forward into the subsequent year. You may not receive pay in lieu of vacation.

4.       Insurance Benefits.

         You shall be eligible for participation in any health or other group insurance plan to be established by or for the benefit of the Company, with benefits substantially identical to those provided to senior executive officers of Palomar, or which the Company is required to maintain by law. You shall also be entitled to participate in any employee benefit program which the Company may establish for its key employees or for its employees generally, including, but in no way limited to, bonuses and stock purchase or option plans. Without limiting the foregoing, you shall be entitled to participate in a 401(k) plan to be established by or for the benefit of the Company, on terms substantially identical to those provided to senior executive officers of Palomar. The Company shall provide comprehensive health insurance for you and your dependents. Should your employment be terminated for any reason, the Company will use its best efforts to allow you to assume these policies. The Company shall provide term life insurance for you in an amount equal to three times your annual base compensation.

5.       Expenses.

         The Company shall reimburse you promptly for all reasonable and ordinary business and out-of-pocket expenses incurred by you in connection with the Company's business and in the scope of your employment hereunder, as approved by the Company, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by you during the term of this Agreement, provided the expenses are incurred in furtherance of the Company's business and at the request of the Company. You agree to keep and maintain records of the aforesaid expenses as may be requested by the Company and to account to the Company for the expenses prior to reimbursement.

         In addition, the Company will provide you with a $1,000 monthly car allowance to cover all car costs.

6.       Stock Options.

         Upon your execution of this Agreement, you shall be entitled to receive, in addition to the foregoing compensation, (i) an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase 8,600 shares of the Company's common stock, $.01 par value per share ("Common Stock"), exercisable for a period of ten years at a price $.01 per share, under the Company's 1995 Stock Option Plan, a copy of which is attached to this Employment Agreement as Exhibit D (the "Stock Option Plan"), subject to the terms and conditions set forth in the form of Incentive Stock Option Agreement attached to this Employment Agreement as Exhibit E (the "ISO Agreement") and (ii) an additional incentive stock option to purchase 5,160 shares of Common Stock, subject to terms and conditions identical to those set forth in the preceding clause (i), except that such additional options shall vest at such time as the Company shall achieve income before income taxes (determined in accordance with generally accepted accounting principles) in any fiscal year or portion thereof of not less than $2,000,000. You and the Company agree that the fair market value of one share of Common Stock on the date hereof is $.01, which shall be the value attributed to such shares by you and the Company for financial reporting and tax return purposes.





                                                                      SCHEDULE I
                                                                    TO EXHIBIT A


                       ANNUAL BONUS CALCULATION AND TARGET

                                       OF

                                 Albert J. Agbay



1.       Revenue Incentive Compensation.

         You shall be entitled to receive Revenue Incentive Compensation at a rate equal to $100,000 for each $33,000,000 of revenues (determined in accordance with generally accepted accounting principles) or portion thereof achieved by the Company in the 12-month period commencing July 1, 1995. By way of example, if the Company were to achieve $16,500,000 in revenues in the 12-month period commencing July 1, 1995, you shall be entitled to receive $50,000 in Revenue Incentive Compensation; if the Company were to achieve $66,000,000 in revenues in such period, you would be entitled to receive $200,000 in Revenue Incentive Compensation. Revenue goals for subsequent periods shall be mutually agreed in good faith by you and the Board.

         Notwithstanding the foregoing formula, you shall be entitled to receive not less than $25,000 annually on account of Revenue Incentive Compensation, as a guaranteed bonus.

2.       Profit/Loss Incentive Compensation.

         You shall be entitled to receive Profit/Loss Incentive Compensation in the amount of $50,000 during the first year of this Agreement, in the event the Company achieves net operating losses of not more than ($300,000) for the period commencing on July 1, 1995 and ending on December 31, 1995. Profit/Loss Incentive Compensation shall be paid within 90 days after the end of each fiscal year of the Company. Profit/Loss goals for fiscal year 1996 and thereafter shall be mutually agreed in good faith by you and the Board.




                                                                       EXHIBIT B




                      OUTSIDE EMPLOYMENTS AND DIRECTORSHIPS

                                       OF

                                 Albert J. Agbay


                                      NONE





                                                                       EXHIBIT C




                       ----------------------------------

                       CONFIDENTIAL INFORMATION AGREEMENT

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                                                As of April __, 1995

To:  Dynasys Systems Corporation


     The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies which you own, control, or are affiliated with or their successors in business (collectively, the "Company"), hereby agrees as follows:

1.   Confidentiality.

     I agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company benefit, not to disclose or make any use of at any time either during or subsequent to my employment, any Inventions (as hereinafter defined), trade secrets and confidential information, knowledge, data or other information of the Company, its parent corporation Palomar Medical Technologies, Inc. ("Palomar") or any company owned or controlled by Palomar relating to products, processes, know-how, techniques, methods, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets and confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

2.   Conflicting Employment; Return of Confidential Material.

     I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, computer disks, documents and data of which I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment.

3.   Assignment of Inventions.

     3.1 I hereby acknowledge and agree that the Company is the owner of all Inventions. In order to protect the Company's rights to such Inventions, by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions to the Company.

     3.2 For purposes of this Agreement, "Inventions" shall mean all discoveries, processes, designs, methods, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me or on behalf of the Company.

     3.3 Any discovery, process, design, method, technique, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by me whether solely or jointly with others) which I develop entirely on my own time not using any of the Company equipment, supplies, facilities, or trade secret information ("Personal Invention") is excluded from this Agreement provided such Personal Invention (i)Edoes not relate to the actual or demonstrably anticipated business, research and development of the Company, and (ii) does not result, directly or indirectly, from any work performed by me or on behalf of the Company.

4.   Disclosure of Inventions.

     I agree that in connection with any Invention, I will promptly disclose such Invention to the Board of Directors and the Executive Committee of the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. My disclosure shall be received in confidence by the Company.

5.   Patents and Copyrights:  Execution of Documents.

     5.1 Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patent and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. I agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

     5.2 In connection with this Agreement, I agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company's or its nominee's interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

6.   Maintenance of Records.

     It is understood that all Personal Inventions if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement. To preclude any possible uncertainty, I have set forth on a separate schedule attached hereto a complete list of all of my prior Personal Inventions, including numbers of all patents and patent applications and a brief description of all unpatented Personal Inventions which are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Personal Inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any Personal Invention. In the event of my failure to give such notice, agree that I will make no claim against the Company with respect to any such Personal Invention.

7.   Other Obligations.

     I acknowledge that the Company from time to time may have agreements with other persons, companies, entities, the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company's obligations.

8.   Trade Secrets of Others.

     I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.








9.   Modification.

     I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

10.  Arbitration.

     Any dispute concerning this Agreement including, but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Boston, Massachusetts, in accordance with the expedited procedures of the commercial rules then in effect of the American Arbitration Association; provided, however, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. The parties shall have the right to be represented by counsel in any arbitration. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration (but not expenses of counsel, which shall be borne by each party) shall be borne equally between the parties thereto unless otherwise determined by such arbitration panel.

11.  Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and successors.

12.  Interpretation.

     IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT if any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

13.  Waivers.

     No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

14.  Entire Agreement; Modification.

     This Agreement constitutes the entire agreement between the parties and supersedes any prior oral or written communications, representations, understandings or agreements concerning the subject matter hereof with the Company or any officer or representative thereof. This Agreement may be amended, modified, or certain provisions waived only by a written instrument signed by the parties hereto, upon authorization of the Company's Board of Directors.

15.  Headings.

     The headings of the Sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

16.  Counterparts.

     This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

17.  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

18.  Notices.

     All notices, requests, demands and communications which are or may be required to be given hereunder shall be deemed given if and when sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses.

If to the Company:                  Dynasys Systems
                                    Corporation
                                    300 West Main Street
                                    Northborough, Massachusetts 01532

With  a copy to:                    Joseph Caruso, Chief Financial Officer
                                    Palomar Medical Technologies, Inc.
                                    66 Cherry Hill Drive
                                    Beverly, Massachusetts 01915









If to Employee:                     Albert J. Agbay, Jr.
                                    15 Cranbrook Road
                                    Shrewsbury, MA  01545

         Executed as of the date first above written.


                                         EMPLOYEE



                                         /s/ Albert J. Agbay, Jr.
                                         -------------------------------
                                         Albert J. Agbay, Jr.


                                         Accepted and Agreed:

                                         DYNASYS SYSTEMS CORPORATION


                                         By: /s/ Steven Georgiev
                                             ---------------------------
                                             Steven Georgiev
                                             Chairman of the Board of Directors